OFFER LETTER

This Offer Letter (“Agreement”) is dated as of May 7 , 2025, by and between NetScout Systems, Inc. (the “Company”) and Anthony Piazza (“Employee”) and will become effective on the Effective Date (defined in Section 3 below).
Employee is currently employed by the Company as its Deputy Chief Financial Officer.
The Company, subject to approval by the Board of Directors (“Board”), is extending an offer to Employee to serve as its Executive Vice President and Chief Financial Officer as of the Effective Date, upon the terms set forth in this Agreement.
Employee desires to accept continuing employment as Executive Vice President and Chief Financial Officer upon the terms set forth in this Agreement.
On the Effective Date, this Agreement will supersede any other agreement or understanding, and any other agreement or understanding regarding the subject matter of this Agreement will have no continued force or effect.
In consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:
1.EMPLOYMENT.
a.The Company hereby extends an employment offer to Employee in the position of Executive Vice President and Chief Financial Officer, and Employee hereby accepts such employment, on the terms and subject to the conditions set forth in this Agreement. Employee will faithfully exercise in good faith such authority and perform such duties on behalf of the Company that are typically associated with the position held by Employee and all other duties that may be assigned to Employee from time to time by the Company’s Chief Executive Officer (“CEO”) and/or Board and will comply with all applicable Company policies and lawful directives of the CEO and the Board.
b.     Employee will devote substantially all of Employee’s business time and attention to the business and affairs of the Company. Subject to the approval by the CEO, Employee may serve on the boards of directors of other companies and engage in charitable and community affairs, provided that such activities do not interfere or conflict with the regular performance of Employee’s duties and responsibilities under this Agreement or violate any Company policy or other provision of this Agreement.
2.     WORK LOCATION. The principal place of employment of Employee will be at the Company’s headquarters located in Westford, Massachusetts, or, if such offices are relocated, within a 75-mile radius of Westford, Massachusetts (“Assigned Work Location”), provided that subject to prior written approval from the CEO the Employee’s principal place of employment may be a different NetScout facility. Notwithstanding the foregoing, Employee may be required to travel beyond the Assigned Work Location as reasonably required to perform Employee’s job duties and responsibilities.

3.     TERM. Subject to approval of the Board, the Employee’s employment under this Agreement (“Employment Period”) will commence on June 1, 2025 (“Effective Date”) and will continue until terminated in accordance with Section 8 of this Agreement.
4.     COMPENSATION AND BENEFITS.
a.     Base Salary. Employee will be compensated for this Exempt position at an annual rate of $350,000.00 (USD) (“Base Salary”), less applicable deductions and withholdings, paid in accordance with the Company’s normal payroll practices as established or modified from time to time. Salaries are currently paid on a semi-monthly basis. The Compensation Committee (“Committee”) of the Board may adjust the Base Salary based on its policies and practices.
b.     Bonus Compensation. The Employee is eligible to participate in the Company’s annual review and discretionary bonus plan. This plan will provide Employee with an annual bonus potential of 71.4% of Employee’s Base Salary. No bonus payment is guaranteed under the plan, and the amount of this bonus is determined in the Company’s sole discretion based on Company and/or individual performance. This bonus will be pro-rated for this fiscal year, based on the Effective Date.
c.     Equity Awards. Employee will be eligible to receive 18,000 Restricted Stock Units (“RSUs”) and 12,000 Performance Stock Units (“PSUs”) pursuant to the NetScout Systems, Inc. 2019 Equity Incentive Plan, as amended ( “Plan”). The Plan may be further amended from time to time. Any and all RSU and PSU awards are subject to Committee or Board approval and will be subject to the terms of the Plan, the Company’s Insider Trading Policy (as amended from time to time), and the NetScout Restricted Stock Unit Agreement(s) between Employee and the Company.
d.     Employee Benefits. In addition to the compensation discussed above, and subject to the limitations imposed in this Agreement, Employee will be eligible to participate in the Company’s benefit programs to the same extent, and subject to the same terms, conditions, and limitations applicable to other employees of the Company holding similar positions.
e.     Clawbacks. Any compensation paid to Employee pursuant to this Agreement is subject to any current or future clawback policy instituted by the Company, including without limitation any policy intended to comply with any rules promulgated in the future pursuant to any law, government regulation, or stock exchange listing requirement.
5.     D&O COVERAGE. Employee will be covered under directors and officers (“D&O”) liability insurance policy and indemnification agreement then in effect for the directors and/or officers of the Company. Failure to have or maintain a D&O insurance policy and/or indemnification agreement at any time will not, alone, grant the Employee the right to assert a claim for breach of this Agreement by the Company. The Company will provide Employee a copy of any D&O liability insurance policy and indemnification agreement then in effect upon request.
6.     EXPENSES. Upon presentation of appropriate vouchers or receipts in accordance with the Company’s expense reimbursement policies, the Company will reimburse Employee for all reasonable out-of-pocket business travel and entertainment expenses incurred or expended by Employee in connection with the performance of Employee’s duties under this Agreement in accordance with the

Company’s expense reimbursement policies, subject to the applicable terms, conditions, covenants, and stipulations including with respect to Section 409A of the Internal Revenue Code, if applicable.
7.     AT-WILL EMPLOYMENT AND TERMINATION. Employee is an at-will employee, meaning either the Employee or the Company can terminate this Agreement and Employee’s employment hereunder at any time and for any reason, with or without prior notice.
8.     TERMINATION PROCEDURE. Any termination of this Agreement and Employee’s employment hereunder (other than termination in the event of Employee’s death pursuant to Section 8 of this Agreement) shall be communicated by written notice (“Notice of Termination”) to the other party in accordance with Section 11. In the event of the death of Employee, this Agreement and Employee’s employment will be automatically terminated as of the date of death.
Upon the effective date of any termination of this Agreement and Employee’s employment, unless mutually agreed in writing to the contrary, Employee shall be deemed to have resigned from any and all offices and other positions held by Employee in the Company and/or any of its subsidiaries and affiliates, including as an officer or member of the Board (or a committee of the Board).
9.     COMPENSATION AND BENEFITS UPON TERMINATION. Except as specifically provided in this Section 9, obligations of the Company to make payments to Employee under this Agreement will cease as of the date Employee’s employment is terminated (“Termination Date”). From the date of any notice of termination through the Termination Date (to the extent they are different), Employee will continue to perform the normal duties of Employee’s employment (unless waived by the Company) and will continue to receive compensation and benefits applicable to Employee up to the Termination Date.
    For the avoidance of doubt, the Employee will be eligible to receive severance benefits pursuant to the Severance Agreement between Employee and the Company, dated May 7 2025 (the “Severance Agreement”). Employee agrees and understands that Employee’s acceptance of this Agreement and continuing employment under its terms do not constitute a termination without Cause, Good Reason for resignation, or any other triggering event under the Severance Agreement or any other agreement, plan, or policy, and that any eligibility for severance benefits will be determined solely with reference to the terms and conditions of Employee’s employment set forth herein and in the Severance Agreement and as a Company employee following the Effective Date, and not with respect to any other agreement, plan, or policy. For example, any severance eligibility based on “Good Reason” (whether under the Severance Agreement or otherwise) will be determined with reference to Employee’s status, position, duties, and responsibilities as a Company employee following the Effective Date, and not with respect to Employee’s prior status, position, duties, and responsibilities under any other agreement or understanding.
10.     EMPLOYEE OBLIGATIONS. By accepting this offer and signing below, Employee represents and warrants that Employee’s acceptance and performance of this position does not and will not breach any other agreement to which Employee is a party or otherwise restrict in any way, Employee’s employment with the Company. If any such agreement exists, Employee must advise the Company in writing immediately. Breach of this representation and warranty may be grounds for immediate retraction of this offer and termination of employment.

This offer of employment is contingent upon 1) Employee signing the enclosed Fair Competition and Confidential Information Protection Agreement; 2) Employee signing and returning the requested documents (if applicable) and Employee’s ability to continue to comply with all requirements of the U.S. Department of Justice, Citizenship and Immigration Service, with respect to Employee’s employment by the Company; 3) Employee successfully completing and passing an investigative background check, to the extent permissible under applicable law. Employee must sign and return the Fair Competition and Confidential Information Protection Agreement along with Employee’s signed acceptance of this Agreement.
The Company has proper I-9s and E-verify confirmations on file and will not require that these are re-run.

11.     NOTICES. All notices and other communications will be in writing and deemed to have been given if delivered personally or sent by overnight courier or certified, registered, or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or one day after deposit with an overnight courier or, if mailed, five days after the date of deposit in the United States mails, as follows (or to another address specified in writing by the recipient prior to the sending of such notice or communication):

If to the Company, to:
Attn: SVP & Chief HR Officer NetScout Systems, Inc. 310 Littleton Road Westford, MA 01886

If to Employee, to: Anthony Piazza 15 Lorine Street Attleboro, MA 02703

13.     ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the matters contemplated herein, and supersedes all prior agreements or understandings among the parties related to such matters. In case of any conflict between the provisions hereof and the provisions of any other agreement or understanding between the parties with respect to such matters, the provisions of this Agreement will be controlling.
14.     SUCCESSORS; BINDING EFFECT. Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of, the Employee and the Company and its successors and assigns. “Successors and assigns” shall mean, in the case of the Company, any parent, subsidiary or affiliate of the Company or any successor to the Company pursuant to a merger, consolidation, sale or other transfer of all or substantially all of the assets or equity of the Company, provided that, should the Company assign or transfer this Agreement, the Company will require any successor to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment or transfer had taken place. This Agreement will not be assignable or otherwise transferable by Employee.
15.     AMENDMENT OR MODIFICATION; WAIVER. No provision of this Agreement may be amended or waived unless such amendment is agreed to in writing, and signed by Employee and a duly authorized officer of the Company (other than Employee). Waivers on behalf of the Company or any material modification that may be adverse to the Company’s interests must also be authorized in advance by the Company’s CEO or Board. Except as otherwise specifically provided in this Agreement, no waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.
16.     GOVERNING LAW. The validity, interpretation, construction, performance and enforcement of this Agreement will be governed by the laws of the State of Delaware, without regard to its conflicts of law provisions.
17.     TITLES. Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.
18.     COUNTERPARTS. This Agreement may be executed by email and in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears therein but all of which taken together shall constitute but one and the same instrument. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.
19.     SEVERABILITY. Any term or provision of this Agreement that is determined by a court or arbitrator of competent jurisdiction to be invalid or unenforceable under applicable law shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.
NetScout Systems, Inc.

    /s/ Christopher Hill
By: Christopher Hill
Title: SVP & Chief HR Officer

EMPLOYEE

    /s/ Anthony Piazza
By: Anthony Piazza
Title: Deputy Chief Financial Officer